Exhibit 10.2

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT-ROIC

PARTICIPANT:
DATE OF GRANT:	June 28, 2019
NUMBER OF PERFORMANCE UNITS:
PERFORMANCE PERIOD:	2020-2022

This Agreement is entered into between Packaging Corporation of America, a Delaware corporation (the "Company"), and the Participant named above. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:

1.

Grant of Performance Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), the Company hereby awards to the Participant the number of performance units stated above (the “Performance Units”).

2.

Governing Documents. This Agreement and the Performance Units awarded hereby are subject to all the restrictions, terms and provisions of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”) which are herein incorporated by reference and to the terms of which the Participant hereby agrees. Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3.

No Stockholder Rights. The Performance Units will be a book entry credited in the name of the Participant representing a Full Value Award under the Plan and are not actual Shares. The Participant will not have the right to vote the Performance Units.

4.

Vesting. Except as otherwise provided in the Plan and subject to paragraph 6 hereof, the Participant’s Performance Units covered hereby may (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date (as defined on Exhibit A).  The terms and conditions of vesting, and the number of Shares to be paid out upon vesting, shall be as provided on Exhibit A.

5.

Forfeiture Upon Separation from Service. Except as provided by the Company’s Compensation Committee or the Board of Directors, upon the Participant’s cessation of employment (or provision of other services as permitted under the Plan) prior to a Vesting Date for any reason, all Performance Units granted hereunder shall be forfeited.

6.	Recovery of Unearned Compensation. The Performance Units are subject to the Company’s compensation recovery policy applicable to executive officers as shall be in effect from time to time.

7.

Dividend Equivalents.  Dividend equivalents are hereby granted on the Performance Units, which shall accrue to the extent that dividends are declared on the Shares of the Company’s common stock as calculated as described in your Notice of Award.

8.

Section 409A Compliance.  It is the intention that this Agreement conform and be administered in all respects in a manner that complies with Section 409A of the Code; provided, however, that the Company does not make any representations or guarantees of the tax treatment of the award under Section 409A or otherwise.

Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder is subject to Section 409A of the Code, (ii) such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and (iii) the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement).  With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether the Recipient has had a separation from service shall be determined in accordance with Section 409A of the Code.

9.	Miscellaneous.
(a)

Modification/ Binding Effect.  The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives. By signing this Agreement, the Participant acknowledges and expressly agrees that the Participant has read the Agreement and the Plan and agrees to their terms.

(b)

No Right to Continued Employment.  Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries.

(c)

Interpretation.  The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.  Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(d)

Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(e)

Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  By entering into this Agreement and accepting the Performance Units evidenced hereby, the Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in the Plan is voluntary; (d) that the value of the Performance Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) that the future value of the Stock is unknown and cannot be predicted with certainty.

(f)

Employee Data Privacy.  By entering into this Agreement and accepting the Performance Units evidenced hereby, the Participant: (a) authorizes the Company, any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waives any data privacy rights the Participant may have with respect to such information; and (c) authorizes the Company and its agents to store and transmit such information in electronic form.

(g)

Consent to Electronic Delivery.  By entering into this Agreement and accepting the Performance Units evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Units via Company web site or other electronic delivery.

(k)	Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(l)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the Date of Grant written above.

PACKAGING CORPORATION OF AMERICA

BY:
	Kent Pflederer Senior Vice President, General Counsel and Secretary	EMPLOYEE NAME

Exhibit A

Vesting Provisions

1. Vesting Date. Vesting Date means, with respect to the vesting of Performance Units pursuant to this Exhibit A, the fourth anniversary of the Date of Grant, with the amount of Shares to be paid out to be determined pursuant to paragraph 2 below.  Notwithstanding the foregoing: (a) in the event of the Participant’s death or termination on account of Disability, the Vesting Date and amount of Shares to be paid out will be determined pursuant to paragraph 3 below: and (b) in the event of a Change in Control, the Vesting Date and amount of Shares to be paid out will be determined pursuant to paragraph 4 below.   Dividend equivalents shall be paid on all Shares paid out upon vesting pursuant to Section 7 of the Performance Unit Agreement.

2. ROIC Peer Group Rank: The Performance Criterion applicable to the award is return on invested capital, or “ROIC” as more fully described in your Notice of Award.    In determining the actual number of Shares to be paid out pursuant to this Exhibit A on the Vesting Date, the Committee will determine the Company’s average ROIC (as defined in your Notice of Award) over the three years comprising the Performance Period (i.e., the arithmetic mean of ROICs for the three individual years) and compare such number against the average ROIC for the companies included in the Peer Group (as defined in your Notice of Award).  The performance and payout scale is set forth in your Notice of Award.

Promptly after the end of the Performance Period, the Committee shall determine the Company’s performance against the Peer Group and the number of Shares to be paid out upon vesting.  If the Vesting Date occurs after the last day of the Performance Period, then you must continue to serve the Company through the Vesting Date (pursuant to Section 5 of this Award Agreement) as a condition to such Shares being paid out.

3.  Vesting Upon Death or Disability.  The Performance Units shall vest in the event of the Participant’s death or termination on account of Disability prior to the fourth anniversary of the date of the Date of Grant, in each case, as described below.

In the event of the Participant’s death, the Vesting Date shall be the date of death, as the case may be; and the number of Shares to be paid out to such Participant shall equal to the number that would be paid out pursuant to paragraph 2 based upon performance through the end of the calendar year immediately preceding such death.  If such death occurs prior to the end of the first full calendar year in the Performance Period, the number of Shares to be paid out shall equal 100% of the number of Performance Units.

In the event of termination on account of Disability prior to the fourth anniversary of the date of the Date of Grant, the Vesting Date will be the fourth anniversary of the Date of Grant and the number of Shares to be paid out will be determined pursuant to paragraph 2 based upon actual performance through the entire Performance Period.

4.  Vesting Upon Change in Control.  Upon a Change in Control prior to the fourth anniversary of the Date of Grant, the Performance Units will vest, with the Vesting Date being the date of such Change in Control.  In such case, the number of Shares to be paid out will equal the number that would be paid out pursuant to paragraph 2 based upon performance through the end of the calendar year immediately preceding such Change in Control.  If such Change in Control occurs prior to the end of the first full calendar year in the Performance Period, the number of Shares to be paid out shall equal 100% of the number of Performance Units. The number of Shares to be paid out pursuant to a Change in Control as determined pursuant to the previous two sentences shall be defined as the “Change in Control Vest Amount.”  Notwithstanding the foregoing, the Performance Units will not vest and  will not be paid out  upon a Change in Control if an award meeting the following requirements (the “Replacement Award”) is provided in substitution hereof:

(i)

it relates to equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control and such equity securities are publicly traded and registered under the Securities Exchange Act of 1934;

(ii)	it has a value at least equal to the value of this award as of the date of the Change in Control as determined by the Committee, assuming payout at the Change in Control Vest Amount;
(iii)

it does not contain any performance goals and will be paid out at the Change in Control Vest Amount subject only to continued service with the Company or its successor following the Change in Control through the fourth anniversary of the original Date of Grant.

(iv)

its forfeiture provisions, transfer restrictions and any other restrictions lapse upon the fourth anniversary of the original Date of Grant; provided, however, that such restrictions will lapse, and the award will fully vest and be paid out at the Change in Control Vest Amount, if within two years after the date of the Change in Control, the Participant’s employment is terminated by the Company without Cause or the Participant resigns for Good Reason; and

(v)

its other terms and conditions relating to the service condition, dividend equivalents and a subsequent change in control are not less favorable to the Participant than the terms and conditions of this award.

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this award or such other form approved by the Committee provided that the preceding requirements of this subsection are satisfied. The determination of whether the requirements are satisfied shall be made by the Committee, as constituted immediately prior to the Change in Control, in its sole discretion.  In the event of a Change in Control, Participant agrees to accept a Replacement Award meeting the above conditions in substitution of this award.

"Good Reason" means:  (i) a change in the Participant’s job title or position, which results in a material diminution in authority, duties or responsibilities; (ii) any material breach of this agreement by the Company of any material obligation of the Company for the payment or provision of compensation or other benefits to the Participant; (iii) a material diminution in Participant’s compensation or a failure by the Company to provide an arrangement for the Participant for any fiscal year of the Company giving the Participant the opportunity to earn an incentive award for such year; or (iv) the Company requires Participant to materially change the location of Participant’s principal office; provided such new location is one in excess of 35 miles from the location of Participant’s principal office before such change.